THE ROYCE FUND
                           (Royce Value Portfolio)

                       SPECIAL MEETING OF SHAREHOLDERS

                       ADJOURNMENT DATE: July, 3 1996

                         IMMEDIATE ATTENTION REQUIRED

Dear Shareholder:

Due to a lack of voting response, the June 26, 1996 special meeting of shareholders was adjourned. It Is critical that you vote your proxy. Contrary to the belief of many shareholders, all votes are vital no matter how many shares you hold and your shares will not be represented unless we receive voting instructions from you. We have not received your vote and in order for your shares to be represented, you need to vote on or before July 3, 1996.

Shareholder Communications Corporation ("SCC') has been retained by the Fund to assist shareholders with the voting process. As the adjournment date approaches, certain shareholders of the Fund may receive a call from a representative of SCC if the Fund has still not yet received their vote. Authorization to permit SCC to execute proxies may be obtained by telephonic or, electronically transmitted instructions from shareholders of the Fund.

In all cases where a telephonic proxy is solicited, the SCC representative is required to ask the shareholder for such shareholder's full name. address, social security or employer identification number, title (if the person giving the proxy is authorized to act on behalf of an entity such as a corporation), the number of shares owned and to confirm that the shareholder has received the Proxy Statement in the mail. If the information solicited agrees with the information provided to SCC by the Fund, then the SCC representative has the responsibility to explain the process, read the proposals listed on the card, and ask for the shareholder's instructions on each proposal. The SCC representative, although he or she is permitted to answer questions about the process, is not permitted to recommend to the shareholder how to vote, other than to read any recommendations set forth in the proxy statement. SCC will record the shareholder's instructions on the card. Within 72 hours, SCC will send the shareholder a letter or mailgram to confirm the shareholder's vote and asking the shareholder to call SCC immediately if the shareholder's instructions are not correctly reflected in the confirmation.

For your convenience, we have established an easy method by which to register your vote:

By phone, simply call Shareholder Communications Corporation, toll-free, at 1-800-733-8481, Extension "475". Operators will be available to take your vote over the phone between the hours of 9 a.m. to 11 p.m. EST. OR By facsimile, simply fax your executed proxy card to 1-800-733-1885 24 hours a day.

We urge you to act promptly so that we can obtain a sufficient number of shares to hold the meeting as scheduled and avoid the additional cost of further proxy solicitation and meeting adjournment.

Thank you for your prompt attention.